Exhibit 99.1

Consumers Bancorp Announces the Successful Completion of its Common Stock Offering

Company Release – 7/15/2013

MINERVA, Ohio, July 15, 2013 – Consumers Bancorp, Inc. (OTCQB: CBKM), the parent company of Consumers National Bank, today announced that it has completed its common stock offering with sales of 655,668 shares for gross proceeds of approximately $10.0 million. Consumers previously announced that existing shareholders exercised subscription rights to purchase approximately 637,729 shares of Consumers' common stock through a rights offering that expired on June 21, 2013. Consumers subsequently launched a public offering and, as of 5:00 PM EDT today, had received subscriptions in excess of the remaining 17,939 shares. After today, Consumers will no longer accept new subscriptions.

Laurie L. McClellan, Consumers’ Chairman, stated, “We are happy with the response that our offering has elicited. In particular, we appreciate the vote of confidence that our existing shareholders, including many who have been with us since the bank’s founding almost fifty years ago and several newer holders who significantly increased their positions, have given us with their substantial investments through the rights offering. The strong demand that we have seen in the public offering further validates all of the hard work that our team has done to build Consumers into the organization that it is today.”

Ralph J. Lober, CEO, added, “Our solid performance, particularly through the difficult economic environment of the last several years, has put Consumers in a position to consider any number of avenues to continue growing our franchise. Local economic expansion in our core markets, both shale-driven and otherwise, will provide opportunities to further enhance shareholder value through ongoing organic growth. We are also prepared for external opportunities that may present themselves.”

As previously disclosed, all rights offering participants will receive the full amount of shares for which they subscribed. Due to the oversubscription in the public offering, investors whose subscriptions were received by Friday, July 12, 2013 will be cut back to a lesser number of shares. Consumers’ transfer agent is making final allocations, and all excess funds will be returned to investors expeditiously.

The new shares are expected to be issued in book entry form and be available for trading on or before Thursday, July 18, 2013. Investors will receive communication from their brokers, if their shares are held in street name, or from Registrar and Transfer Company, the Company’s transfer agent, when the shares are issued. Registered stockholders will have the ability to access and manage their accounts online by logging into the Registrar and Transfer Company website (www.rtco.com) and clicking “Online Services” in order to request a user ID and password. Stockholders may also elect to have shares delivered directly to a brokerage account, which can be done by contacting your broker and authorizing an electronic transfer via DTC’s Direct Registration Profile System.

Boenning & Scattergood, Inc., served as the financial and marketing advisor and selling agent for the offering.

About Consumers Bancorp, Inc. and Consumers National Bank

Consumers National Bank is an independent community bank that provides a comprehensive line of banking and other investment services to business and personal customers through its main office in Minerva, and branches in Alliance, Canton, Carrollton, East Canton, Hanoverton, Hartville, Lisbon, Louisville, Malvern, Salem, and Waynesburg, Ohio. More information about Consumers National Bank can be accessed online at www.ConsumersBank.com. Member FDIC.

Some of the statements contained in this news release constitute "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify forward-looking statements. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond our control, and could cause actual results to differ materially from those described in such statements. Any such forward-looking statements are made only as of the date of this news release, and, except as required by law, we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	Ralph J. Lober, II

330-868-9035

rlober@consumersbank.com